Exhibit 99.1

NEWS

NEWS

NEWS

4 Parkway North, Suite 400
Deerfield, IL 60015

Contact:	Charles A. Nekvasil
Director, Public and Investor Relations
847-405-2515 – CNekvasil@cfindustries.com

CF Industries Holdings, Inc. Reports Second Quarter Net Earnings Of $93.6
Million, More Than Double The $42.6 Million In Year-Earlier Quarter

Performance Marked By Significantly Improved Pricing, Increased Volumes,
And Strong Operating Performance

Second Quarter Highlights

•                  Volume rose by 6 percent over year-earlier quarter, as increased nitrogen volume more than offset modest decline in phosphate

•                  Net sales rose to $848.9 million, up 23 percent over 2006 second quarter

•                  Operating earnings nearly doubled from 2006 quarter to $159.4 million

•                  Net earnings of $93.6 million, or $1.65 per diluted share, compared to $42.6 million, or $0.77 per diluted share, in 2006’s second quarter

•                  Reported second quarter 2007 results included $36.3 million in non-cash pre-tax unrealized losses, or $0.41 per diluted share on an after-tax basis, from mark-to-market adjustments on natural gas derivatives associated with company’s Forward Pricing Program (FPP), compared to $11.7 million in non-cash pre-tax unrealized gains, or $0.13 per diluted share on an after-tax basis, in previous year’s second quarter

•                  Financial position and liquidity continued to strengthen, as cash, cash equivalents, and short-term investments increased to $565.6 million

•                  Company signs agreements for preliminary engineering for gasification project at its Donaldsonville, Louisiana Nitrogen Complex and to explore development of uranium recovery facility at its Plant City, Florida Phosphate Complex

•                  In June, the company attained 24 consecutive months without a lost time accident

First Half Highlights and Outlook

•                  Net sales totaled $1.32 billion, up 19 percent from $1.11 billion in 2006’s first half

•                  Operating earnings totaled $249.5 million, a five-fold increase over the first half of 2006

•                  Net earnings of $150.8 million, or $2.67 per diluted share, compared to $18.0 million, or $0.33 per diluted share, in 2006’s first half

•                  Company entered third quarter with substantial forward orders at attractive margins and expects favorable market conditions to continue in 2007’s second half

DEERFIELD, Illinois – (Business Wire) – July 30, 2007: CF Industries Holdings, Inc. (NYSE:CF) today reported a substantial increase in second quarter and first half net earnings compared to year-earlier periods, driven by significantly improved pricing, increased volume, and strong operating performances in its nitrogen and phosphate fertilizer businesses.

Second Quarter Comparisons

Net earnings totaled $93.6 million, or $1.65 per diluted share, more than double the $42.6 million, or $0.77 per diluted share, reported in the second quarter of 2006.  Net sales were $848.9 million, up 23 percent from $688.7 million in the year-earlier quarter.  Volume totaled 2.75 million tons, up 6 percent from 2.58 million tons in the second quarter of 2006.  [Refer to Results of Operations and Segment Data for explanation of correction to previously presented data.]

“This spring’s robust agricultural markets – driven largely by an unprecedented increase of nearly 19 percent in this nation’s planted corn acreage – created a substantial opportunity for CF Industries.  Solid operating performance permitted us to capitalize on that opportunity and achieve financial results significantly improved over a very good year-earlier second quarter,” explained Stephen R. Wilson, chairman and chief executive officer of CF Industries Holdings, Inc.

The year-on-year comparison included a non-cash pre-tax $48.0 million unfavorable swing due to non-cash mark-to-market adjustments on natural gas derivatives, as CF Industries reported $36.3 million in non-cash pre-tax unrealized losses, compared to $11.7 million in non-cash pre-tax unrealized gains during the year-earlier second quarter.

The strong financial performance in this year’s second quarter resulted from high operating rates, smooth logistical performance, and responsiveness to customer requirements.  Heavy spring rains throughout much of the U.S. Corn Belt delayed planting in a number of states.  That led some prognosticators to worry that, despite farmers’ reported near-record corn planting intentions, actual acreage could fall short of expectations.  However, once weather cooperated and planting began, acreage turned out even higher than originally anticipated.

“For CF Industries, our well positioned inventories and flexible distribution system enabled us to deliver excellent results in the face of this rapidly changing business environment.  In particular, we were able to take advantage of heavy ammonia demand during the late spring period, which included significant side dress application,” Wilson added.

First Half Comparisons

First half net earnings were $150.8 million, or $2.67 per diluted share, compared to $18.0 million, or $0.33 per diluted share, in 2006’s first half.  Net sales totaled $1.32 billion, up 19 percent from $1.11 billion in the 2006 first half.  Operating earnings for the current first half totaled $249.5 million, compared to $48.1 million in the year-earlier half.

The first half comparison was affected by the company’s $24.6 million net loss in 2006’s first quarter, when high natural gas costs, uncertainty in agricultural markets, and other factors negatively affected the domestic nitrogen industry’s performance.

Nitrogen Fertilizer Business

The company’s nitrogen segment continued to strengthen during the second quarter, as growing demand by ethanol, feed, and other markets led farmers to plant the nation’s largest corn crop since the 1940s.

Second quarter net sales for nitrogen totaled $671.5 million, up 22 percent from $550.8 million in the year-earlier quarter.  Nitrogen sales volume was 2.2 million tons, up 10 percent from 2.0 million tons in 2006’s second quarter.

The gross margin on nitrogen was $122.8 million, or 18 percent of sales, which was negatively affected by a $36.3 million non-cash pre-tax unrealized loss, or $0.41 per diluted share on an after-tax basis, resulting from mark-to-market adjustments on natural gas derivatives.  Mark-to-market adjustments represent the unrealized, non-cash gain or loss, measured at quarter’s end, on natural gas positions.  CF Industries establishes these positions to fix the largest cost component for nitrogen fertilizer that it expects to produce to support the company’s fixed-price business.

“Our nitrogen segment delivered on the potential we saw beginning in this year’s first quarter.  Selling prices increased, volumes were up substantially for ammonia and UAN, and the segment’s margins improved,” Wilson noted.

The average ammonia selling price rose from $298 per ton in 2007’s first quarter to $390 in the second quarter, the price for urea rose from $294 per ton in the first quarter to $331 in the second, and the urea ammonium nitrate solution (UAN) price rose from $186 per ton in the first quarter to $206 per ton.

With the exception of normal maintenance activities, the company’s two nitrogen complexes operated at capacity during the quarter.

Nitrogen fertilizer sales under the company’s FPP totaled 1.56 million tons during the quarter, representing 70 percent of total nitrogen volume.  In 2006’s second quarter, nitrogen FPP sales were 1.00 million tons, representing 49 percent of total nitrogen volume.

Phosphate Fertilizer Business

Second quarter phosphate prices rose very strongly, up over both year-earlier and first quarter levels, reflecting improved fundamentals in domestic and world phosphate markets.  Second quarter 2007 average selling prices were $349 per ton for diammonium phosphate (DAP) and $341 per ton for monoammonium phosphate (MAP), substantially higher than the $262 per ton for DAP and $269 per ton for MAP in the first quarter of 2007.

Phosphate net sales totaled $177.4 million for the second quarter, up 29 percent from $137.9 million in 2006’s second quarter.  Improved phosphate pricing more than offset a modest decline in volume, as the company held product from the export market in anticipation of strong late quarter domestic sales.  Those sales did not fully materialize due to cool, damp spring conditions in portions of the Corn Belt.  Gross margin on phosphate sales for the second quarter totaled $54.8 million, or 31 percent, compared to $11.2 million, or 8 percent, in the second quarter of 2006.

With the exception of normal maintenance activities, the company’s phosphate fertilizer complexes operated at capacity during the quarter.

During the second quarter, phosphate FPP sales totaled 220,000 tons, or 43 percent of total segment sales.  During 2006’s second quarter, phosphate FPP sales were 51,000 tons, or 9 percent of total phosphate sales.

“Phosphate demand is growing globally and capacity additions are expected to be modest through at least 2010.  So far this year, this relationship has led to rising prices and permitted us to deliver exceptionally strong performance in our phosphate business,” explained Wilson.

Strategic Nitrogen and Phosphate Projects

The company also announced that it has taken important steps to advance two strategic initiatives.

The company has signed an agreement with Uhde Corporation of America, a company within ThyssenKrupp USA Inc., to proceed with preliminary engineering, including a Pre-FEED [Front-End Engineering and Design] study to develop a gasification project at CF Industries’ Donaldsonville, Louisiana Nitrogen Complex.  The proposed facility would produce hydrogen and carbon dioxide (CO2) from a mixture of petroleum coke and coal.  This would replace hydrogen currently produced from natural gas at two of the complex’s existing four anhydrous ammonia plants.

The company has evaluated several gasification technologies for the proposed facility and has made a preliminary technology selection.

“We have identified the reduction of CF Industries’ dependence on North American natural gas as a strategic priority.  This gasification project at North America’s largest nitrogen complex has the potential to reduce that dependence significantly and to provide important cost and operating advantages,” Wilson explained.

The Pre-FEED study is expected to require from four to six months to complete, at which time, if project economics confirm expectations, CF Industries would proceed with the FEED study and then detailed engineering.  Construction could begin during the second half of 2009, which would lead to commercial operation in late 2012.

Uhde, a technology-focused engineering organization, is a world leader for both gasification and ammonia technologies.

Wilson also announced that CF Industries and NUKEM, Inc. have signed an Exclusivity Agreement to explore the feasibility of developing and constructing a uranium recovery facility at CF Industries’ Plant City Phosphate Complex in Plant City, Florida.

The two companies are currently seeking long-term supply contracts from U.S. electric utilities who would purchase approximately 900,000 pounds annually of U3O8, a uranium compound used in electric power generation.  The compound would be produced as a by-product of CF Industries’ phosphate fertilizer operations.  If contracts can be obtained that support the project economics, the companies plan to obtain project financing and permits and proceed with detailed engineering of the proposed facility.

If the companies undertake the project, production could begin within three to four years.

Safety Performance

In June of 2007, CF Industries completed a 24-month period without a lost time accident at any of its facilities.

“We are very proud of this company’s safety performance.  This important achievement affirms the full commitment each CF Industries employee has to safety as our highest priority,” Wilson noted.

Liquidity and Financial Position

At June 30, 2007, the company’s cash, cash equivalents, and short-term investments totaled $565.6 million, with negative net debt (i.e., net cash) of $393.3 million at June 30, 2007, compared to negative net debt of $153.5 million at June 30, 2006 and $161.5 million at March 31, 2007.  The company’s $250.0 million senior secured revolving credit facility was undrawn.

Outlook

“The strong spring fertilizer application season left the domestic industry with inventories at generally low levels, especially for ammonia and UAN.  During the third quarter, we expect to rebuild our inventories, positioning supply in anticipation of a strong fall season,” Wilson noted.

Looking to that fall season, the CF Industries executive is optimistic that the substantially increased revenues farmers anticipate when spring plantings are harvested, coupled with continued growth in demand for corn in domestic and export markets, could lead to strong fall fertilizer demand to support the 2008 planting season.  Reports from throughout the Corn Belt suggest that most crops are in good to excellent condition and corn prices remain at attractive levels for farmers.

The company also expects nitrogen markets to benefit as some farmers, mindful of planting delays experienced during this year’s cool, wet spring, should increase fall ammonia applications in preparation for next spring’s planting.

Turning to the phosphate market, Wilson believes that underlying demand for phosphate remains strong going into the fall season.  Beyond that, this year’s spring weather pattern likely prevented farmers from applying as much phosphate as planned, which should encourage good fall application.  “This combination of factors could produce a very good fall for our phosphate business,” he added.

During the third quarter, CF Industries expects to take a complex-wide turnaround at its Medicine Hat, Alberta nitrogen complex.  “This work includes upgrading the electrical system at the complex and is part of our ongoing commitment to maintain and enhance all of our plants to state-of-the-art condition.  We’re well positioned to carry out the work while meeting commitments to customers,” Wilson explained.

Wilson cautioned that, as always, the company’s second half performance could be affected by weather conditions affecting the fall application season and natural gas price spikes, as well as by increased product imports and other factors.

FPP Update

As of July 26, 2007, FPP bookings for the remainder of 2007 stood at nearly 2.1 million tons, up substantially from the nearly 1.1 million tons for the remainder of 2006 at this time last year.

Dividend Payment

On July 26, 2007, CF Industries Holdings, Inc. reported that its Board of Directors had approved payment of the regular quarterly dividend of $0.02 per common share, payable August 31, 2007 to stockholders of record on August 15, 2007.

Conference Call

CF Industries will hold a conference call to discuss second quarter results at 10:00 a.m. EDT on Tuesday, July 31, 2007. Investors can access the call through the Investor Relations section of the company’s Web site at www.cfindustries.com, as well as find call-in information there.

Company Information

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, is the holding company for the operations of CF Industries, Inc.  CF Industries, Inc. is a major producer and distributor of nitrogen and phosphate fertilizer products.  CF Industries operates world-scale nitrogen fertilizer plants in Donaldsonville, Louisiana and Medicine Hat, Alberta, Canada; conducts phosphate mining and manufacturing operations in Central Florida; and distributes fertilizer products through a system of terminals, warehouses, and associated transportation equipment located primarily in the midwestern United States.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that certain non-GAAP financial measures provide additional meaningful information regarding the company’s performance, liquidity, financial strength and capital structure.  The non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP.  In addition, because not all companies use identical calculations, the non-GAAP financial measures included in this earnings release may not be comparable to similarly titled measures of other companies.  Reconciliations of the non-GAAP financial measures to GAAP are provided in tables accompanying this news release.

Safe Harbor Statement

Certain statements contained in this release may constitute “forward-looking statements” within the meaning of federal securities laws.  All statements in this release, other than those relating to historical information or current condition, are forward-looking statements.  These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements.  These risks and uncertainties include: the relatively expensive and volatile cost of North American natural gas; the cyclical nature of our business; our history of losses; the nature of our products as global commodities; intense global competition in the consolidating markets in which we operate; conditions in the U.S. agricultural industry; weather conditions; our inability to accurately predict seasonal demand for our products; the concentration of our sales with certain large customers; the impact of changing market conditions on our forward pricing program; the significant risks and hazards against which we may not be fully insured; reliance on third party transportation providers; unanticipated consequences related to future expansion of our business; our inability to expand our business, including the significant resources that could be required; potential liabilities and expenditures related to environmental and health and safety laws and regulations; our inability to obtain or maintain required permits and governmental approvals; acts of terrorism; difficulties in securing the raw materials we use; changes in global fertilizer supply and demand; loss of key members of management and professional staff; and the other risks and uncertainties included from time to time in our filings with the Securities and Exchange Commission.  We undertake no obligation to update or revise any forward-looking statements.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
RESULTS OF OPERATIONS

	Three months ended June 30,		Six months ended June 30,		Three months ended March 31, (1)
(in millions, except per share amounts)	2007	2006 (1)	2007	2006 (1)	2007	2006

Net sales	$848.9	$688.7	$1,321.3	$1,107.9	$472.4	$419.2
Cost of sales	671.3	587.5	1,038.6	1,029.4	367.3	441.9
Gross margin	177.6	101.2	282.7	78.5	105.1	(22.7)
Selling, general and administrative	17.5	14.3	31.2	27.3	13.7	13.0
Other operating — net	0.7	1.6	2.0	3.1	1.3	1.5
Operating earnings (loss)	159.4	85.3	249.5	48.1	90.1	(37.2)
Interest income — net	(4.7)	(1.3)	(8.1)	(3.5)	(3.4)	(2.2)
Minority interest	19.6	16.4	26.6	22.3	7.0	5.9
Other non-operating — net	(0.4)	(0.1)	(0.9)	(0.2)	(0.5)	(0.1)
Earnings (loss) before income taxes	144.9	70.3	231.9	29.5	87.0	(40.8)
Income tax provision (benefit)	51.3	27.7	81.1	11.5	29.8	(16.2)
Net earnings (loss)	$93.6	$42.6	$150.8	$18.0	$57.2	$(24.6)

Net earnings (loss) per share
Basic	$1.69	$0.77	$2.73	$0.33	$1.04	$(0.45)
Diluted	$1.65	$0.77	$2.67	$0.33	$1.02	$(0.45)

Weighted average common shares outstanding
Basic	55.4	55.0	55.3	55.0	55.1	55.0
Diluted	56.6	55.0	56.4	55.0	56.2	55.0

(1)   We have corrected an error in our previously presented results of operations to include in net sales amounts billed to our customers for shipping and handling.  These amounts were previously included as a reduction in cost of sales.  The correction did not impact any other financial statement line item or per-share amount.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
SUMMARIZED BALANCE SHEETS

	June 30,	December 31,	June 30,
(in millions)	2007	2006	2006

Assets
Current assets:
Cash and cash equivalents	$59.6	$25.4	$24.7
Short-term investments	506.0	300.2	203.3
Accounts receivable	158.0	113.9	85.0
Inventories	180.1	176.1	177.9
Assets held for sale	6.0	—	—
Other	13.6	17.5	25.2
Total current assets	923.3	633.1	516.1
Property, plant and equipment - net	596.0	597.0	608.4
Deferred income taxes	—	1.7	—
Goodwill	0.9	0.9	0.9
Asset retirement obligation escrow account	21.4	11.5	11.2
Other assets	46.3	46.2	45.4

Total assets	$1,587.9	$1,290.4	$1,182.0

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$182.0	$172.3	$148.1
Income taxes payable	37.6	1.9	4.2
Customer advances	167.7	102.7	70.1
Deferred income taxes	4.8	9.8	9.1
Distributions payable to minority interest	—	27.8	3.9
Other	37.3	38.9	18.4
Total current liabilities	429.4	353.4	253.8
Notes payable	4.6	4.2	4.4
Deferred income taxes	17.6	—	7.3
Other noncurrent liabilities	159.2	152.2	106.1
Minority interest	43.3	13.6	37.4
Stockholders’ equity	933.8	767.0	773.0

Total liabilities and stockholders’ equity	$1,587.9	$1,290.4	$1,182.0

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
STATEMENTS OF CASH FLOWS

	Three months ended June 30,		Six months ended June 30,
(in millions)	2007	2006	2007	2006

Operating Activities:
Net earnings	$93.6	$42.6	$150.8	$18.0
Adjustments to reconcile net earnings to net cash provided by operating activities
Minority interest	19.6	16.4	26.6	22.3
Depreciation, depletion and amortization	20.4	24.9	40.5	47.4
Deferred income taxes	4.3	18.6	12.3	4.6
Stock compensation expense	2.2	1.8	4.1	3.6
Excess tax benefit from stock-based compensation	(2.4)	—	(3.4)	—
Unrealized (gain) loss on derivatives	36.3	(11.7)	(2.2)	8.3
Changes in:
Accounts receivable	(33.5)	(12.1)	(36.9)	(28.9)
Margin deposits	2.0	19.4	4.7	9.7
Inventories	124.4	130.2	(2.9)	50.7
Accounts payable, accrued expenses, and income taxes	0.6	(7.1)	39.9	(22.8)
Product exchanges - net	2.4	(2.9)	0.8	11.7
Customer advances - net	(157.3)	(175.8)	65.0	(61.5)
Other - net	(1.5)	0.1	2.9	(0.2)
Net cash provided by operating activities	111.1	44.4	302.2	62.9

Investing Activities:
Additions to property, plant and equipment - net	(18.5)	(11.7)	(39.4)	(23.2)
Purchases of short-term investments	(203.8)	(198.9)	(480.6)	(323.9)
Sales and maturities of short-term investments	160.8	153.2	274.7	299.9
Deposit to asset retirement obligation escrow account	—	—	(9.4)	(11.1)
Other - net	0.1	—	1.2	—
Net cash used in investing activities	(61.4)	(57.4)	(253.5)	(58.3)

Financing Activities:
Dividends paid on common stock	(1.1)	(1.1)	(2.2)	(2.2)
Distributions to minority interest	(30.0)	—	(30.0)	(15.1)
Issuances of common stock under employee stock plans	4.7	—	8.0	—
Excess tax benefit from stock-based compensation	2.4	—	3.4	—
Net cash used in financing activities	(24.0)	(1.1)	(20.8)	(17.3)

Effect of exchange rate changes on cash and cash equivalents	6.1	0.1	6.3	—

Increase (decrease) in cash and cash equivalents	31.8	(14.0)	34.2	(12.7)

Cash and cash equivalents at beginning of period	27.8	38.7	25.4	37.4

Cash and cash equivalents at end of period	$59.6	$24.7	$59.6	$24.7

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
SEGMENT DATA

Nitrogen Fertilizer Business

	Three months ended June 30,		Six months ended June 30,		Three months ended March 31, (1)
(in millions, except as noted)	2007	2006 (1)	2007	2006 (1)	2007	2006

Net sales	$671.5	$550.8	$1,022.4	$847.2	$350.9	$296.4
Cost of sales	548.7	460.8	808.9	790.1	260.2	329.3
Gross margin	$122.8	$90.0	$213.5	$57.1	$90.7	$(32.9)

Gross margin percentage	18.3%	16.3%	20.9%	6.7%	25.8%	(11.1)%

Tons of product sold (in thousands)	2,237	2,028	3,666	3,185	1,429	1,157

Sales volumes by product (tons in thousands)
Ammonia	679	516	800	646	121	130
Urea	719	780	1,385	1,362	666	582
UAN	805	700	1,444	1,142	639	442
Other nitrogen fertilizers	34	32	37	35	3	3

Average selling prices (dollars per ton)
Ammonia	$390	$421	$376	$410	$298	$364
Urea	331	259	313	268	294	279
UAN	206	183	197	188	186	195

Cost of natural gas (per MMBtu) (2)
Donaldsonville	$7.61	$7.12	$7.59	$7.82	$7.57	$8.92
Medicine Hat	6.52	6.98	6.43	7.22	6.35	7.46

Average daily market price of natural gas (per MMBtu)
Henry Hub (Louisiana)	$7.53	$6.52	$7.33	$7.14	$7.13	$7.76
AECO (Alberta)	6.46	5.36	6.37	5.97	6.27	6.58

Depreciation and amortization	$12.1	$16.0	$24.5	$28.9	$12.4	$12.9
Capital expenditures	$10.5	$4.2	$16.3	$8.5	$5.8	$4.3

Production volume by product (tons in thousands)
Ammonia (3) (4)	869	852	1,742	1,503	873	651
Granular urea (3)	629	653	1,255	1,117	626	464
UAN (28%)	667	586	1,340	993	673	407

(1)   We have corrected an error in our previously presented nitrogen segment data to include in net sales amounts billed to our customers for shipping and handling.  These amounts were previously included as a reduction in cost of sales.  The correction did not change our previously presented gross margin, but did change our previously presented gross margin percentage and average selling prices.

(2)   Includes gas purchases and realized gains and losses on derivatives.

(3)   Total production at Donaldsonville and Medicine Hat, including the 34% interest of Westco, our joint  venture partner in Canadian Fertilizers Limited.

(4)   Gross ammonia production, including amounts subsequently upgraded on-site into urea and/or UAN.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
SEGMENT DATA

Phosphate Fertilizer Business

	Three months ended June 30,		Six months ended June 30,		Three months ended March 31, (1)
(in millions, except as noted)	2007	2006 (1)	2007	2006 (1)	2007	2006

Net sales	$177.4	$137.9	$298.9	$260.7	$121.5	$122.8
Cost of sales	122.6	126.7	229.7	239.3	107.1	112.6
Gross margin	$54.8	$11.2	$69.2	$21.4	$14.4	$10.2

Gross margin percentage	30.9%	8.1%	23.2%	8.2%	11.9%	8.3%

Tons of product sold (in thousands)	510	554	971	1,043	461	489

Sales volumes by product (tons in thousands)
DAP	406	452	794	862	388	410
MAP	104	102	177	181	73	79

Domestic vs. export sales of DAP/MAP (tons in thousands)
Domestic	370	369	768	745	398	376
Export	140	185	203	298	63	113

Average selling prices (dollars per ton)
DAP	$349	$247	$307	$248	$262	$249
MAP	341	258	312	260	269	263

Depreciation, depletion, and amortization	$7.6	$8.4	$14.8	$17.4	$7.2	$9.0
Capital expenditures	$6.9	$7.5	$19.6	$14.9	$12.7	$7.4

Production volume by product (tons in thousands)

Hardee Phosphate Rock Mine
Phosphate rock	722	969	1,586	1,867	864	898

Plant City Phosphate Fertilizer Complex
Sulfuric Acid	670	652	1,259	1,309	589	657
Phosphoric acid as P2O5 (2)	258	262	483	513	225	251
DAP/MAP	516	527	962	1,030	446	503

(1)   We have corrected an error in our previously presented phosphate segment data to include in net sales amounts billed to our customers for shipping and handling.  These amounts were previously included as a reduction in cost of sales.  The correction did not change our previously presented gross margin, but did change our previously presented gross margin percentage and average selling prices.

(2)   P2O5 is the basic measure of the nutrient content in phosphate fertilizer products.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
RECONCILIATION OF NON-GAAP DISCLOSURE ITEMS

Reconciliation of net earnings to EBITDA:

	Three months ended June 30,		Six months ended June 30,
(in millions)	2007	2006	2007	2006

Net earnings	$93.6	$42.6	$150.8	$18.0
Interest income — net	(4.7)	(1.3)	(8.1)	(3.5)
Income tax provision	51.3	27.7	81.1	11.5
Depreciation, depletion and amortization	20.4	24.9	40.5	47.4
Less: Loan fee amortization (a)	(0.1)	(0.1)	(0.3)	(0.3)

EBITDA	$160.5	$93.8	$264.0	$73.1

(a)   To adjust for amount included in both interest and amortization.

EBITDA is defined as net earnings (loss) plus interest expense (income)—net, income tax provision (benefit) including taxes on the cumulative effect of a change in accounting principle and depreciation, depletion and amortization.  We have presented EBITDA because our management believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, some of which present EBITDA when reporting their results. We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
RECONCILIATION OF NON-GAAP DISCLOSURE ITEMS

Reconciliation of cash provided by operating activities to adjusted free cash flow:

	Three months ended June 30,		Six months ended June 30,
(in millions)	2007	2006	2007	2006

Net cash provided by operating activities	$111.1	$44.4	$302.2	$62.9
Less:
Customer advances - net	(157.3)	(175.8)	65.0	(61.5)
Other changes in working capital	95.9	127.5	5.6	20.4
Capital expenditures	18.5	11.7	39.4	23.2
Distributions to minority interest	30.0	—	30.0	15.1
Dividends paid on common stock	1.1	1.1	2.2	2.2

Adjusted free cash flow	$122.9	$79.9	$160.0	$63.5

Adjusted free cash flow is defined as net cash provided by operating activities less: customer advances — net, changes in working capital (accounts receivable, margin deposits, inventories, accounts payable, accrued expenses, income taxes, and product exchanges — net), capital expenditures, distributions to minority interest, and dividends paid on common stock.  We believe that adjusting principally for the swings in non-cash operating working capital items due to seasonality, additions to property, plant and equipment, and distributions to owners assists in the assessment of liquidity and financial strength.  We use adjusted free cash flow as a supplemental financial measure in the evaluation of liquidity and financial strength.

Reconciliation of debt to net debt (cash):

	June 30,	December 31,	June 30,
(in millions)	2007	2006	2006

Total debt	$4.6	$4.2	$4.4
Less: cash, cash equivalents and short-term investments	565.6	325.6	228.0
Plus: customer advances	167.7	102.7	70.1

Net debt (cash)	$(393.3)	$(218.7)	$(153.5)

Net debt (cash) is defined as total debt minus cash, cash equivalents and short-term investments, plus customer advances.  We include customer advances in this calculation to reflect the liability associated with our obligations to supply fertilizer in the future, which offsets cash received in the form of customer advances.  Net debt (cash) does not include Canadian Fertilizers Limited’s distributions of earnings to its minority interest holder.  We use net debt (cash) in the evaluation of our capital structure.